Exhibit 99.1

Pluristem announces closing of 7% Senior Secured Convertible Debenture Private Placement

Haifa, Israel – April 4, 2006-- Pluristem Life Systems, Inc. (OTC BB:PLRS), a biotechnology company dedicated to the commercialization of cell therapy products, today announced that on April 3, 2006, we closed a 7% Senior Secured Convertible Debenture private placement for gross proceeds of $3,000,000. We will use the net proceeds to further develop a suite of stem cell therapy products and for working capital.

In conjunction with this financing, we issued 47,393,364 common share purchase warrants exercisable for three years at an exercise price of $0.075. We paid a finder’s fee of 10% in cash and 9,478,672 three year common share purchase warrants, half of which are exercisable at $0.075 and half of which are exercisable at $0.077.

The 7% Senior Secured Convertible Debentures, which mature on April 3, 2008, are convertible to common shares at the lower of 75% of the volume weighted average trading price for the 20 days prior to issuance of a notice of conversion by a holder of a Debenture, or, if while these Debentures remain outstanding, we enter into one or more financing transactions involving the issuance of common stock or securities convertible or exercisable for common stock, the lowest transaction price for those new transactions.

Interest accrues on the Debentures at the rate of 7% per annum, payable semi-annually on June 30 and December 31 of each year and on conversion and at the maturity date.

We have agreed to register the common shares issuable upon conversion of the Debentures and exercise of the warrants.

Directors and officers of our company have also agreed not to sell any of their shares in our company, unless purchased in the open market or as part of certain private placements, until 6 months after the investors’ registration statement has been declared effective and to limit the volume of their share sales thereafter.

Yossi Keret, CFO stated, "The Private Placement will enable us to support the implementation of the strategy change we announced recently. The market for cell-based products is enormous and we hope to become a significant player in this exciting potential market."

The Company also announces the resignation of Doron Shorrer as the Chairman of our board of directors and the appointment of Zami Aberman as the Acting Chairman of our board.

Zami Aberman, President & CEO stated, "We would like to thank Doron Shorrer for his contribution to the company. I am proud that I have been elected to lead the strategic change of our company . I believe that together with the management team of the company we will accomplish the challenging task to become a significant player in the cell therapy market."

About Pluristem:

Pluristem Life Systems, Inc. is a biotechnology company dedicated to the commercialization of cell therapy products for the treatment of severe blood disorders. Pluristem is discovering and developing call-based therapeutics utilizing adult stem cells expanded in a proprietary bio-reactor that mimics different naturally-occurring physiological environments. Pluristem expects its first products to be cell grafts that will provide an efficient and superior alternative to the standard procedure of bone marrow transplantation to treat blood cancer and other blood disorders.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Pluristem Life Systems, Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include Pluristem’s intention to market actual stem cell therapy products and our hope to be a significant player in the cell therapy market. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company’s latest 10-KSB filed with the SEC.

For more information visit our website at www.pluristem.com

Or contact Yossi Keret

Email: Yossi@pluristem.com

Phone: ++972-54-800-8404